Exhibit 99.1

RULES OF THE

SHARE INCENTIVE PLAN 2005 OF

OCÉ IMAGISTICS INC.

Contents

Introduction		3

1	Definitions	3

2	Objective of the Plan	5

3	Eligibility	5

4	Award	5

5	Calculation of the Award and vesting	6

6	Execution of the Award, restrictions, and trust	7

7	Tax and social security withholding	8

8	Administration of the Plan	8

9	Individual’s representations	8

10	Data Protection	8

11	Miscellaneous	9

Introduction

The Executive Board and the Supervisory Board of Océ N.V. believe that it would be to the benefit of the Company (Océ Imagistics Inc., 100 Oakland Drive, Trumbull, CT 06611, USA .) to grant Individuals the opportunity to acquire an interest in the growth of the business of the Océ Group in the form of an Award of a right to free Shares in Océ N.V.

The rules governing the Award are laid down in this Share Incentive Plan.

1	Definitions

1.1	In this Share Incentive Plan, the following capitalised words and expressions shall have the following meaning:

“Award”: has the meaning as stipulated in Rule 4.1;

“Acceptance Form”: has the meaning as stipulated in Rule 4.1 and Exhibit 2 and is part of the Award Letter;

“Award Letter”: has the meaning as stipulated in Rule 4.1 and Exhibit 1 and of which the Acceptance Form shall be a part;

“the Executive Board”: the Corporate Board of Executive Directors (Raad van Bestuur / statutaire directeuren) of Océ N.V.;

“the Company”: Océ-Imagistics International Inc., 100 Oakland Drive, Trumbull, CT 06611, USA, a fully owned subsidiary of Océ N.V.

“Date of Award”: the 1st business day in the month of December 2005 or other subsequent date specified in an Award Letter;

“Exhibits”: the annexes to this Share Incentive Plan;

“the Group”: Océ N.V. and any of its current and future subsidiary companies. Subsidiary companies in which Océ N.V. does not directly or indirectly hold a majority controlling interest shall for the purpose of this Plan not be considered to be part of the Group;

“Group Company”: any company which is a member of the Océ Group;

“the Individuals”: the persons who, pursuant to Rule 3, are eligible for an Award;

“Océ N.V.”: a public company (naamloze vennootschap) incorporated under the laws of the Netherlands, having its registered office and its business address at the Sint Urbanusweg 43 in (5914 CA) Venlo, the Netherlands and with Trade registry number 12002283;

“Océ Regulation on Insider Dealing” the Regulation on insider dealing, adopted by the Executive Board in 2002 (Océ reglement 2002 inzake voorwetenschap incl. annex) and as amended from time to time;

“Share”: one ordinary share (aandeel) in the share capital of Océ N.V. represented, in the case of a Share issued to an Individual, by American Depositary Shares, evidenced by American Depositary Receipts;

“Share Incentive Plan”, “SIP” or the “Plan”: this Share Incentive Plan for Individuals with the Exhibits hereto as amended and restated from time to time by the Supervisory Board;

“Supervisory Board”: the Corporate Board of Supervisory Directors (Raad van Commissarissen) of Océ N.V.;

“TOS”: Stichting Trust Océ Stock Option, a foundation established under the laws of the Netherlands, having its registered office at the Sint Urbanusweg 43 in (5914 CA) Venlo, the Netherlands with Trade registry number 41064006.

“Vesting Date”: dates as defined or referred to in Rule 5.2;

“Vesting Period”: The periods of one, two and three years, starting after the Grant of the Award, or such other period or condition as specified by the Company.

1.2	Other definitions in capitalised words shall have the meaning as described in this Share Incentive Plan.

1.3	In this Share Incentive Plan, clause headings are inserted for convenience purposes only and shall not affect the construction of this Share Incentive Plan.

1.4	In this Share Incentive Plan, reference to a Rule is a reference to a clause of the main body of this Share Incentive Plan.

1.5	Unless the context otherwise requires, words denoting the singular number shall include the plural and vice versa and words importing the masculine shall include the feminine.

2	Objective of the Plan

2.1	This Share Incentive Plan has been adopted by the Supervisory Board and/or the Executive Board.

2.2	This Share Incentive Plan is designed to create a long term interest of the Individuals with the Company, the Group and its business.

2.3	This Plan comprises a one-sided unenforceable Award, which does not constitute a recurring benefit for the Individual.

2.4	The Award is not part of the regular compensation package and - in case of a termination of employment - will not be included in the calculation of the termination payment.

3	Eligibility

3.1	Eligible under the Plan are natural persons who on the Date of Award are employees of the Company and who have been recommended by the Executive Board at its sole discretion, taking into account the position occupied by such persons, to be eligible to participate in the Plan.

3.2	Exceptional cases, e.g. an employee joining the Company service or an employee’s long-term service anniversary, may result in eligibility to participate in the Plan.

4	Award

4.1	On the Date of Award the Supervisory Board shall grant an Award of free (without cost) unconditional Shares to the Individual. The Award shall be subject to all Rules laid down in this Plan.

The Award shall be evidenced by the issue of an Award Letter in the form of the document attached as Exhibit 1, or other form as adopted by the Company from time to time which shall be signed for acceptance by the Individual (on the Acceptance Form, attached as Exhibit 2) and returned to the Company within two weeks after the date of the Award letter. The Award Letter shall indicate the number of unconditional Shares awarded to the Individual pursuant to Rule 5.

4.2	No Award shall be granted to an Individual at a time when the grant would be in breach of the Océ Regulation on Insider Dealing.

4.3	The unconditional rights pursuant to the Award are strictly personal and cannot be transferred or encumbered.

4.4	The Individual shall have the option:

a	after lapse of a Vesting Period, to receive a part of the vested Award in Shares and part of the vested Award in cash. The cash part shall be equal to the total burden of any taxes, social taxes, duties or premiums on the Award as calculated by the Company (the “Total Tax Amount”), which part the Company shall then withhold and pay to the competent authorities;

b	after lapse of a Vesting Period, to receive the total vested Award in Shares and to use private money in order to pay to the Company the Total Tax Amount.

4.5	The choice for one of the options mentioned in Rule 4.4 must be communicated to the Company in the Acceptance Form. Up to three months prior to the lapse of a Vesting Period, the Individual can notify the Company in writing of a change in the choice for one of the options. To this purpose, a form will be included with the Acceptance Form. Any Individual who has not expressed his choice for an option as described in Rule 4.4, shall be deemed to have chosen option 4.4.(a).

4.6	In case an Individual has chosen for option 4.4.(b), the Total Tax Amount should be paid to the Company within the time period specified by the Company after the lapse of a Vesting Period on the bank account number that will be indicated by the Company.

5	Calculation of the Award and vesting

5.1	Number of shares

The number of awarded Shares will be determined by dividing USD 95,160.- (converted to Euros at the closing USD/EUR rate on the day before the Award) by the Fair Market Value of the Océ Stock (closing rate) on the day before the Award. The Company may, in its discretion, determine to grant separate awards in other amounts specified.

5.2	Vesting Schedule

The Awards will vest one-third each year for a three-year period following the Date of Award, unless otherwise specified by the Company in its discretion.

5.3	The Award will only vest subject to Individuals continued service with the Company. If Individual’s service as an employee of the Company is terminated for any reason prior to the completion of the Vesting Period, any unvested shares shall immediately be forfeited and shall revert to the Company.

If an Individual is retirement eligible, defined as fifty-five years of age and having at least ten years of service, such individual will have automatic vesting upon his retirement. Ten years of service would be based on his Imagistics service date and would include prior service with Pitney Bowes Inc.

5.4	As soon as the Shares vest, the Shares will be valued for tax purposes at the Share price at the opening of the relevant stock exchange of the Vesting Date.

5.5	Individual may sell vested Shares at any moment or transfer such Shares to an individual brokerage account in the Individual’s name.

However, in case an Individual has chosen for the option of Rule 4.4(b) but failed to pay the Total Tax Amount to the Company, the Shares or the receipt of a sale of the Shares will not be transferred until the Individual shall have paid the Total Tax Amount to the Company. If the Total Tax Amount is not paid to the Company within the time period specified by the Company after the lapse of the Vesting Period, option 4.4.(a) will automatically apply. The Shares or the receipt of the Shares will then be transferred after the application of option 4.4.(a) by Océ N.V. or the Company.

The selling costs or the costs of transfer of Shares to an individual brokerage account are for the account of the Individual.

6	Execution of the Award, restrictions, and trust

6.1	On the Date of Award, the legal title to the Shares transfers to the Individual, subject to vesting as set forth above.

6.2	The Company shall, following the Date of Award, undertake to transfer, or procure the transfer of the Shares to TOS, which will hold the Shares in trust (ten titel van beheer) for the Individual.

Rules 6.4 – 6.5 apply to the relation between TOS and the Individual.

Prior to transfer of the Shares to TOS, the Individual shall not be entitled to exercise voting rights on the Shares or to receive any distributions on the Shares.

6.3	The obligation of to issue Shares under the Plan shall be subject to (i) the effectiveness of a registration statement under the Securities Act of 1933, as amended, with respect to such shares, if deemed necessary or appropriate by counsel for the Group, and (ii) all other applicable laws, regulations, rules and orders which may then be in effect.

6.4	The awarded Shares shall be kept by TOS, who shall hold such Shares on behalf of and for risk and account of the Individual. All communication to the Individual will be through TOS. The arrangement of the Company with TOS is a collective arrangement on behalf of the Individual as an employee and the costs of administration shall be borne by the Individual. If the Individual shall have ceased to be an employee, he shall be obliged to either sell the vested Shares or to transfer the vested Shares to an individual brokerage account in the Individual’s name. All costs incurred with the sale of vested Shares and/or with the transfer of such Shares to an individual brokerage account in the Individual’s name after the Individual shall have ceased to be an employee of the Group shall be borne by the Individual and TOS shall be authorized either to deduct these costs from the proceeds of the sale or to withhold transferring the Shares until these costs are settled by the Individual.

6.5	As soon as practicable following receipt of any dividends or other distributions in respect of Shares (regardless of whether they have vested or not), TOS will pay and account for such dividends or other distributions to the Individuals concerned in accordance with their respective entitlements subject to the payment of any tax and/or social security liability. Non cash dividends or other distributions shall be retained by TOS on behalf of and for risk and account of the Individual.

7	Tax and social security withholding

The Individual shall be fully and solely responsible for any Local, State, Federal taxes and/or any other tax or social taxes, duties or premiums resulting from the Award of the Shares. The Company shall have the right to withhold from an Individual such withholding taxes as may be required by law, or otherwise require the Individual to pay such withholding taxes.

8	Administration of the Plan

8.1.	The Supervisory Board shall have power from time to time to make and vary such regulations (not being inconsistent with this Plan) for the administration of this Plan as it thinks fit. Such regulations shall be as much as possible in line with the regulations for the administration of similar plans within Océ N.V. and/or the Group. Nothing herein shall prevent or limit the Supervisory Board from granting additional or substitute Awards to Individuals, in such amounts and based upon such vesting criteria (including performance-based events) as it may determine and specify within an Award.

8.2	Océ N.V. shall not be obliged to provide Individuals who are not yet shareholders with copies of any notices, circulars, or other documents sent to shareholders of Océ N.V.

8.3	The administration of the Plan by Océ N.V., TOS or third parties engaged by Océ N.V. shall be decisive in determining the rights of Individuals pursuant to the Plan.

9	Individual’s representations

9.1	By signing the Award Letter for acceptance, the Individual confirms that his acceptance of the Shares was or will be on an “as seen” basis, without any representation towards him being made by Océ N.V., its management or its shareholders.

9.2	The Individual waives any claim of “non conformity” of any kind or form, including covert, with respect to the Shares acquired pursuant thereto. The Company or Océ N.V. does not and shall not provide any representation or warranty with respect to the status or the value of the Shares.

10	Data Protection

Acceptance of the Award by the Individual shall include the consent of the Individual to the transfer of his personal data (which may include, but is not be limited to, his address and telephone number) some of which may be held on a computer, being made available to administrators, brokers, tax and social security authorities, advisers, agents or any other third party at the discretion of the Company and Océ N.V. solely in connection with the Award of Shares and/or in the discharge of any legal duty or obligation on the part of the Company or Océ N.V.

11	Miscellaneous

11.1	This Plan and the possible allocation and transfer of Shares pursuant to the Plan shall be governed and construed in accordance with the law of the State of New York.

11.2	If any provision of this Plan is invalid or becomes unenforceable, all the other provisions of the Plan shall remain in force. The Supervisory Board shall then replace the unenforceable provision by one or more provision(s) that have as much as possible a similar effect as the unenforceable provision.

11.3	This Plan shall form an integral part of the Award Letter and the Acceptance Form.

11.4	This Plan has been adopted at the sole discretion of Océ N.V. The relation between this Plan, an Award and the employment agreement shall be as follows.

11.4.1	This Share Incentive Plan and the Shares awarded pursuant to it do not form part of any employment agreement between the Company or any other Group Company and an Individual.

11.4.2	This Plan shall not confer on any person any rights (other than those constituting the Awards themselves) against the Company or any Group Company directly or indirectly, or give rise to any cause of action against the Company or any Group Company.

11.4.3	No Individual shall be entitled by way of compensation for loss of office, wrongful or unfair dismissal or otherwise howsoever to any sum or any benefit to compensate him for the loss of any Award subject thereto or any other right or benefit accrued or in prospect under this Plan.

11.5	Save as otherwise provided in this Plan, and unless otherwise specified by the Company or Océ N.V. from time to time, any notification or other notice which the Company or Océ N.V. are required to give or may desire to give to any Individual or holder of an Award pursuant to the Plan and any notification or other notice which any Individual or holder of an Award is required to give or may desire to give to the Company or Océ N.V. pursuant to the Plan may be served by any means of delivery (for example, but without limitation, by post, fax, electronic mail or web-based electronic communication) properly addressed to the recipient.

For the Company the contact details are: Mail: Océ Imagistics Inc., Attn: General Counsel, 100 Oakland Drive, Trumbull, CT 06611

For Océ N.V. the contact details are: Mail: Océ N.V., Secretary of the Company / Supervisory Board, Sint Urbanusweg 43, 5914 CA Venlo, the Netherlands Fax: +31-77-3595436; E-mail: Seccom@oce.nl

11.6	Any concession or indulgence by the Company or Océ N.V. with respect to the Individual’s non-compliance with any provision of this Plan shall not be construed as binding the Company or Océ N.V. in any other instance.